Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ3 2019 Earnings Call Transcripts
Monday, November 11, 2019 1:30 PM GMT
S&P Global Market Intelligence Estimates

	-FQ3 2019-			-FQ4 2019-	-FY 2019-	-FY 2020-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS (GAAP)	(0.160)	(0.080)	NM	0.04	(0.230)	(0.170)
Revenue (mm)	69.23	67.99	(1.79)%	87.51	297.41	311.67
Currency: USD
Consensus as of Nov-05-2019 7:31 AM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations

Share Price
Positive EPS (GAAP) surprise
Negative EPS (GAAP) surprise
Neutral EPS (GAAP) surprise
Volume
7.00
6.00
5.00
4.00
3.00
2.00
1.00
3.00mm
2.50mm
2.00mm
1.50mm
1.00mm
0.50mm
0.00mm
1
2
3
Jan 2019
Mar 2019
May 2019
Jul 2019
Sep 2019
Nov 2019

		- EPS (GAAP) -
	CONSENSUS	ACTUAL	SURPRISE
FQ4 2018	0.18	0.17	(5.56)%
FQ1 2019	(0.110)	(0.060)	NM
FQ2 2019	(0.070)	(0.050)	NM
FQ3 2019	(0.160)	(0.080)	NM

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Contents

Table of Contents
Call Participants	........................................................................................................................................................	3
Presentation	........................................................................................................................................................	4
Question and Answer	........................................................................................................................................................	8

Call Participants

EXECUTIVES

Michael C. Willoughby
CEO & Director

Thomas J. Madden
Executive VP & CFO

ANALYSTS

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

ATTENDEES

Sean Mansouri
Gateway Group, Inc.

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PFSWEB, INC. FQ3 2019 EARNINGS CALL | NOV 11, 2019

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb financial results for the third quarter ended September 30, 2019. Joining us today are PFSweb's CEO, Mr. Mike Willoughby; the company's CFO, Mr. Tom Madden; and the company's outside Investor Relations Adviser, Sean Mansouri, with Gateway Investor Relations. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri
Gateway Group, Inc.

Thank you, Ashlin. Before we go further, I'd like to make the following remarks concerning forward-looking statements. All statements in this conference call that have been historical fact are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFSweb website under safe harbor statement.

I'd like to remind everyone that this call will be available for replay through November 25, 2019, starting at 11:30 a.m. Eastern this morning. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Sean, and good morning, everyone, and Happy Singles Day. We continue to execute at a high level for our PFS and LiveArea clients during the third quarter. And additionally, the investments and leadership changes we have made over the last year to revamp our sales and marketing strategy are bearing fruit.

Our LiveArea business generated an exceptionally strong quarter of new and existing client bookings. In fact, through the support of our enhanced executive sales and marketing leadership in this segment, this was the strongest quarter of LiveArea total project and engagement bookings since we began tracking LiveArea and PFS bookings separately in Q1 of 2017.

Our PFS segment bookings were also strong, driven by our renewed focus on our core vertical industry expertise and expansion of service offerings to include small and medium-sized businesses. Our current quarter of PFS wins keep us on pace to have one of the strongest years ever of new bookings in this segment. The timing of these LiveArea and PFS wins is especially noteworthy as we have not generally seen this level of bookings this late in the year as prospects typically focus in Q3 on holiday season execution as opposed to new projects for the coming year.

When combining the record level of 2019 bookings in PFS, along with our exceptionally strong quarter of bookings in LiveArea, we believe we have good visibility and confidence in returning to growth for both segments in 2020. Hopefully, as you can tell, we're very excited about our prospects for growth next year, and we'll continue executing on what we

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PFSWEB, INC. FQ3 2019 EARNINGS CALL | NOV 11, 2019

can control in 2019 to ensure we get there. That said, we are seeing some signed PFS contracts previously anticipated to go live in 2019 get pushed out into 2020 as a result of clients reprioritizing some of their own objectives and waiting until after the holiday to roll out a new e-commerce solution.

Additionally, we did have some unexpected transition of lower-margin transportation-related revenue. As a result, our 2019 PFS segment guidance for SFE revenue is going to come down just a bit, but that is being partially offset by the strength we are seeing in LiveArea. So net-net, our consolidated outlook for 2019 is consistent with the expectations we set last quarter for both SFE revenue and adjusted EBITDA, and we continue to expect a return to growth in 2020.

Before commenting further, I'd like to turn the call over to Tom to provide more details on our financials for the quarter and outlook for this year and for next. Tom?

Thomas J. Madden
Executive VP & CFO

Thank you, Mike, and good morning, everyone. For the third quarter, our consolidated service fee equivalent revenue, or SFE revenue, was $49.9 million compared to $53.3 million in the prior year period with the expected decline driven by the loss of PFS revenue related to new client bankruptcies earlier in the year and reduced system integration project activity in LiveArea, partially offset by new client wins.

Service fee gross margin was 34.9% compared to 36.5% in the prior year quarter with the decrease primarily due to LiveArea gross margins declining as we continue to experience increased labor and incremental costs on certain client projects. The decrease was also driven by revenue mix in the PFS segment as we had a higher proportion of lower-margin fulfillment and transportation services.

SG&A costs were $18.9 million in the September 2019 quarter, a decrease of $0.1 million compared to the prior year.

From an adjusted EBITDA standpoint, we generated $3.1 million for the quarter compared to $5.5 million in Q3 of 2018. The expected decrease was primarily due to the aforementioned lower SFE revenue and gross margin impacts as well as incremental sales and marketing spend and PFS facility-related costs.

Turning to the balance sheet. At September 30, 2019, cash and cash equivalents totaled $13.5 million and total debt, excluding operating leases, was $36.8 million, resulting in a net debt position of approximately $23.3 million. This compares to a net debt position of $26.5 million at December 31, 2018, a favorable reduction of $3.2 million.

With our remaining financial outlook for 2019, my current expectation is that we would see a net use of cash in our fourth quarter resulting in a net debt level closer to $27 million to $30 million as we exit this fiscal year. As we have stated in the past, a portion of our cash balance includes the benefits from the timing of certain cash collections received from our clients' customers that are then later remitted to our clients. So there is always some variability on a quarter-by-quarter basis, which is not under our control.

Our capital expenditures in the September quarter were approximately $3.2 million, resulting in a year-to-date level of $5.5 million, including capital expenditures financed through cash and debt. We expect our capital expenditure spend in 2019 to be between $6 million and $8 million, the majority of which is related to new client activity.

Now let's discuss key components of our business segment results, starting with our PFS segment. Our PFS segment generated $31.5 million of SFE revenue for the quarter with a service fee gross margin of 28.3%. This compares to $32.5 million of SFE revenue in the third quarter of last year with 28.9% of service fee gross margin. The SFE revenue decline was primarily driven by 2 client bankruptcies earlier this year, with service fee gross margin down slightly primarily as a result of an increased mix of lower-margin revenue. Note that we still operated toward the high end of our targeted gross margin range for this business segment.

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PFSWEB, INC. FQ3 2019 EARNINGS CALL | NOV 11, 2019
The PFS segment experienced an increase in direct operating costs, primarily due to increased personnel-related costs and underutilized facility-related costs. As a result of these revenue and cost impacts, the direct contribution for the PFS segment decreased to $1.7 million compared to $3.4 million in the prior year quarter.

Now on to the LiveArea segment. LiveArea generated service fee revenue of $18.4 million in the third quarter, with service fee gross margin of 46.0%. This compares to $20.8 million of service fee revenue with a 48.3% gross margin in the third quarter last year. The LiveArea revenue decline is primarily due to reductions in technology and services project activity as we -- as well as certain client transitions, partially offset by new client wins. The gross margin decline is primarily applicable to higher-than-expected costs incurred in certain client projects as well as incremental labor costs. The lower LiveArea revenue gross margin was offset by a decrease in direct operating costs, which was lower by approximately $0.7 million versus the prior year as we focus on managing our expenses as efficiently as we can.

As a net result of the above, the direct contribution of the LiveArea business was $2.6 million as compared to $3.5 million in the prior year. While these results for LiveArea show year-over-year declines, they are stronger than what we expected just 3 months ago and reflect a strengthening LiveArea business in the back half of the year.

Moving on to our 2019 outlook. As Mike mentioned earlier, we continue to expect 2019 SFE revenue to be between $215 million and $225 million. We continue to expect our adjusted EBITDA range to be between $14 million and $17 million. By segment, however, as a result of a few clients pushing projects to 2020 as well as some unexpected transition of lower-margin transportation-related activity, we now expect PFS's service fee equivalent revenue to range between $141 million and $144 million, which compares to our previous outlook of $147 million to $152 million. And as a result of strong performance in LiveArea, we are raising the guidance for this segment to $74 million -- to $75 million, which was previously targeted at $68 million and $73 million.

Again, net-net, our consolidated outlook for 2019 remains the same. As Mike indicated earlier, we are excited about where we stand as we look ahead into 2020 what we believe we are poised for growth in both business segments. Based on the success of our sales and marketing efforts, we currently expect to generate consolidated SFE revenue growth of mid- to high single digits compared to 2019. Coupled with an ongoing focus on costs, we also expect to improve our adjusted EBITDA margin performance. Note that we do expect this growth to be concentrated in the second half of 2020, once we anniversary the prior results from the 2 bankruptcy clients and generate the full value of our new client activity.

This concludes my prepared remarks, and I'll turn the call back over to Mike. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Tom. Now jumping right into our sales stats for the quarter. In LiveArea, we booked 15 engagements worth a combined estimated $3.3 million in annual contract value, or ACV. This compares to 9 engagements worth a combined then estimated $5 million in ACV in the year ago quarter. We also booked 60 projects worth a combined estimated $12.5 million in project value, and this compares to 34 projects in the year ago quarter, where they combine for an estimated $7 million in project value.

As I mentioned earlier, this bookings performance of almost $16 million was our strongest quarter of LiveArea bookings since we began tracking LiveArea and PFS bookings separately, which reflects the work and investment we have put in to re-architect our go-to-market approach and the early success of our new leadership and sales personnel additions in LiveArea. I believe we are also seeing a benefit from what appears to be a shift in our sales cycle, with more prospects looking at projects year-round as opposed to turning off during the holidays. We hope to maintain this cycle next year and further level the seasonality of our bookings over the course of the year.

Further validating the new momentum in LiveArea, we were recently named the New Partner of the Year in the 2019

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PFSWEB, INC. FQ3 2019 EARNINGS CALL | NOV 11, 2019

BigCommerce Agency Partner Awards. This annual contest recognizes agency partners that provide merchants with innovative solutions to deliver world-class online experiences, and the award acknowledges the strength of our collaboration on client projects around the world. We look forward to building upon our recent success with BigCommerce as well as Shopify Plus and Adobe Magento as we continue to see a strong reception from small- to medium-sized businesses, or SMBs, across our core verticals that utilize these platforms to power their e-commerce strategy.

Now moving on to the PFS segment. PFS bookings continue to be on pace for a record year in 2019. During the quarter, we booked 4 new engagements worth a combined estimated $7.1 million in ACV, which compares to 0 PFS bookings in the year ago quarter. Even with our success in converting new sales, we continue to maintain a strong sales pipeline for PFS client opportunities. We've been very focused on core verticals as well as targeting small and medium-sized businesses as we believe they present an attractive entry point for us. Companies of this size have shown less resistance to making changes and are more inclined to move quickly as a result of the growth and transformations that take place within their businesses, which can be very dynamic as they outgrow their previous set of capabilities. We also expect this to further improve our client diversification as we sign more clients with ample room to grow as opposed to mature companies that may be large in size but have lower growth profiles.

While we remain encouraged with the new wins and large pipeline in PFS, we are naturally disappointed that a few of our clients are pushing their projects to 2020 and impacting our 2019 performance in the back half of the year. That said, we remain encouraged with our performance in PFS this year, and we look forward to accelerating growth in 2020.

Touching on a few updates within our Fulfillment-as-a-Service or FaaS, initiative. This holiday season, we are launching a pilot for the RetailConnect store addition for a local artisan shop in the Dallas-Fort Worth area, which will include integration with their Shopify site and allow for ship-from-store and pick up in-store capabilities across 2 of their Dallas locations. And within the store operations, associates will take advantage of a tech-driven picky and sorting system to increase efficiency, followed by a unique pack out process that will streamline the pickup experience for customers. This will be our first in-store addition, pilot of RetailConnect. So we look forward to updating you on the results and client feedback early next year.

As we prepare for the upcoming holiday season, our PFS clients are generally forecasting solid online holiday sales growth, with most macro industry reports calling for between 10% to 15% online holiday sales growth compared to 2018. This year's holiday will be slightly more condensed as we have fewer shopping days between Thanksgiving and Christmas compared to last year. But this actually creates a more simplified backdrop in terms of hiring temporary labor and setup at our distribution centers. We have already begun to ramp personnel and technology across our various distribution centers, and we look forward to once again executing at a high level for our clients during this very important time of the year.

As we plan for 2020, we're very much looking forward to moving past some of the headwinds we faced this year in returning both PFS and LiveArea to growth. As we have detailed on the call today and even last quarter, the amount of new wins across both segments has put us in a stronger position with more visibility than ever before. We have recalibrated our go-to-market strategy in LiveArea, established a new leadership team that is quickly finding success and have improved the stability in our PFS segment with less exposure to brick-and-mortar retail and more exposure to high-growth SMB clients operating in our core verticals. The foundation for our return to growth on both the top and the bottom line are in place.

As always, Tom and I are happy to engage with our investors to answer questions and communicate our exciting story. We'll be at the LD Micro Conference next month and hope to see some of you there. But if not, we can always make ourselves available by phone.
Ashlin, we'll now open the call for questions.

Question and Answer

Operator

[Operator Instructions] We will now take our first question from Ryan MacDonald of Needham & Company.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

I guess, first, on the PFS segment, it was great to see that, obviously, the 4 engagements in the bookings in the third quarter, obviously, much later than we typically expect to see. Are you expecting to get those customers up and running for the holiday season? Or are these bookings that are specifically for next year, 2020?

Michael C. Willoughby
CEO & Director

Ryan, thanks for the question. And you're right. This is much later in the year than we would typically see this level of bookings. In fact, if you go back to 2017 and 2018, we wouldn't have recorded really any bookings in either Q3 or Q4 of that year. So this is certainly kind of unprecedented. With regard to your question, most of the wins are going to be contributing in 2020. We do have one of the larger engagements that booked in Q3 that is live now and contributing as we move into Q4. So there's some revenue there, although if you look at that number, most of that revenue would be contributing in 2020.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Excellent. And then in terms of the LiveArea business, great to see that there's some clear improvements that are being made there in terms of bookings. Can you talk about what's really resonating, I guess, within the organization with the changes that were made? And as you look at the mix of bookings, how are they trending B2C versus B2B in terms of e-commerce?

Michael C. Willoughby
CEO & Director

So I think with regard to the sales cycle in LiveArea, the observations that we have been making over the past more than a year around issues that we've had in the sales cycle as being top of the bundle issues, where we felt like we just weren't getting as many at-bats as we needed in order to be successful. And then as we drove through the sales funnel, the feeling like with fewer opportunities we couldn't be as selective as we really wanted to be taking on the opportunities that were the most lucrative. So that just creates a lot of complexity and a little bit of a downward spiral as you experience gross margin pressures and other things that are associated with that. So the team that has come in focused simultaneously on trying to make the very best use of the sales pipeline that they inherited, at the same time really engaging actively with our strategic partners to make sure that our story was being told and that we received more than our fair share of leads that were coming out of those channels, and then really instituting a lot of accountability within our sales team for the leads as they move through the funnel to make sure that we were doing our very best to convert. And so all of those areas have seen improvement, probably the thing that's most impactful is just getting better leads from our partners. And I think that you may remember on past calls I've referred LiveArea to a ship with a very large rhetoric. And my feeling was that if you had the right leadership team in place and the business processes in place that you could turn that ship very quickly. And I think the results that we have seen in Q3 and that we expect to see in Q4 reflect that. It's just a more agile business and you can turn it quickly. The positive is you can turn it towards the positive direction quickly, but it also can go the other direction quickly. And so the team is very focused on taking all the momentum that we're generating in the back half of this year and turning it into growth in next year.

And then with regard to B2B and B2C, I don't know that we saw necessarily much of a change in that dynamic. Some of the bookings for projects are definitely B2B. Those still are larger, more lengthy project engagements and the sales cycle continues to be a little bit longer. Most of the activity that we saw this quarter was B2C projects and engagements. But we do see -- continue to see some percentage that are B2B. I continue to think that the real traction in B2B is still in our future primarily because some of the lighter weight e-commerce platforms that I think will help spur B2B clients on to actually using e-commerce still haven't caught traction in the marketplace. And so we're seeing clients are having to evaluate the larger, more expensive platforms. As those smaller platforms mature, such as a Salesforce, Commerce Cloud B2B or even Magento with its B2B capabilities, I think maybe we'll see the pace pick up as far as B2B opportunities.

Operator

We will now take our next question from Mark Argento of Lake Street Capital Markets.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Just a couple quick follow-ups there, in terms of the ops business. I know the pushout on some of these launches from '19 to '20, actually, I guess, it's more on the LiveArea side. What's going on there in terms of, are guys just being a little more conservative given the economic environment, political environment? Anything you could elaborate on that. And then in terms of the incremental bookings on the LiveArea side of the house, what is -- it's great to see those got later in the calendar bookings, but are you guys getting a little more aggressive with pricing? Or is it just new relationships coming in, given the new sales management?

Michael C. Willoughby
CEO & Director

Mike, thanks for the question. So with regard to the client engagement pushouts, you are right. Initially, those were PFS engagements, not LiveArea engagements. So those would have been engagements that we anticipated launching either late in Q3 or early Q4. And there were a couple of meaningful sized deals there, where we expected some contribution in Q4, not a lot, but some. And so in each of those situations, the client looked at the time line as we were coming into the middle part of Q3 and just decided that from a risk perspective or for whatever other internal criteria they wanted to launch in Q1 stead in Q4. And so it was really things that were on their side and had nothing to do with our ability to launch them. And so it's really just a timing issue. So we'll expect those to launch as expected in early Q1. And then with regard to the increase in activities on LiveArea, I think there isn't a change in our strategy around pricing. We've not gone to the market with any kind of sort of fire sale in order to encourage people to engage. In fact, I would say it's a little bit of the opposite. The business has really doubled down on those core verticals where we have a demonstrated track record of success around health and beauty and fashion, particularly high-end fashion, specialty retail, several different B2B categories that we have been successful in the past and very quickly leverage the success stories and the great content that we already have to just do a better job presenting our story to these prospects and converting them.

And then the second thing that I think has notably changed is the intensity and level of engagement that we have with our strategic partners. The team came in and looked at the variety of partnerships that we had in place and realized that we were spreading ourselves too thin across too many different partnerships and reassessed very quickly the strategic partnership that we felt like made the most difference to us in generating opportunity and has worked very hard to make sure that the sales reps within these e-commerce platform partners know who we are, know how we can help them to win deals. And that has really made a difference early on as far as seeing new opportunities come into our sales funnel and convert fairly quickly for projects that, in most cases, are going to launch in the first half of next year.

And then the last thing I mentioned earlier is just accountability within the sales pipeline. The team is doing a better job with the pipeline they inherited than the prior team. And I think a lot of that is your basic sales operations accountability of making sure everybody knows what number they have and what they need to hit in order to be successful and focusing on that every single week. And all those things come together to create a lot of momentum and excitement. And positive attitude makes a big difference in life and it makes a big difference in sales. If you think you're likely to win, most likely, you're going to find a way to make that happen. So those things are what's going on in LiveArea, and we're super excited about the direction that, that business is headed.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

And then, Tom, just one quick one for you. Transportation services, I think you had mentioned that there was kind of a shift in some of those services you're providing. Could you just give us a little color on what kind of services those are?

Thomas J. Madden
Executive VP & CFO

Sure. It's related kind of to the -- the back end of the fulfillment activity, transportation, freight-related components. So generally, low-margin type activity. So has a bigger impact on revenue side than on the profitability side.

Michael C. Willoughby
CEO & Director

Since there is just a little margin associated with it, we can't classify as pass-through, which we typically would like true freight. But it also, as Tom said, has a little bit more of a top line impact than a bottom. We're happy to see LiveArea helping to compensate for that, specifically on the bottom end. As those LiveArea revenues come in at a high gross margin, that really puts us in a position to feel comfortable with our EBITDA guidance, which is, of course, the most important factor for us as we look at the financial metrics.

Operator

We will now take our next question from George Sutton of Craig-Hallum.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

This is Adam, on for George. Mike, I know you already provided some color on LiveArea and some of the recent change you made since Jim Butler joined, but it'd be really helpful if you can provide some color on the long-term initiatives you're going to be deploying over the next year.

Michael C. Willoughby
CEO & Director

Sure. Thanks. I appreciate the question. So we actually just conducted our sales kickoff meeting for LiveArea last week, which, interestingly enough, is the first time that we've had our sales kickoff in November. Typically, we're waiting until early January to have the sales kickoff. And this year, the leadership team came in and said, we really need to get ourselves organized for the coming year well in advance and talk about the things that we want to change going into next year. Many of the things that the team has done to create momentum in the back half of 2019 were going to continue, because those things are successful, but there are several new initiatives that we'll be bringing out in 2020. Specifically, we're really looking to expand some of the platform practices that have been smaller for us. This year, we certainly appreciate our big strategic partnerships with Salesforce and SAP, for instance, but we have seen success with BigCommerce as reflected in the announcement of our award. We've seen success with Magento, and the recent acquisition of Adobe -- of Magento by Adobe really gives us some encouragement that there's some opportunities there that we could capitalize on and intend to do that. We believe that we have a great position to really capitalize on the combined value proposition of LiveArea plus PFS. And one of the themes in the sales kickoff meeting was, especially within certain verticals and with certain sized businesses where we believe our end-to-end value position is the highest and where we've seen success this year, to really focus on that. It's a huge differentiator for the company. And the LiveArea leadership team believes it's a huge differentiator for them as they go to market, where even if there's not an opportunity to bundle PFS services with an engagement, the fact that LiveArea can have such a great point of view on the post click experience really serves to help them differentiate in the sales cycle from your typical agency or consultancy that doesn't have a clue that goes on, on the post click side. And that leads us to the third point, which is that we are in a position to collect so much data on both sides of the experience, in the digital side and in the post click side, and we're actively in 2020 going to be looking for ways to leverage that data to help our clients to grow their businesses and where they can have much better insight into the overall customer journey. The decisions and things that are happening in the digital side is marketing occurs and people go to sites, shop and are converted into buyers. And then as that transitions over to what happens in the order management platform and through payments and through fulfillment and with returns. And so the team has mapped that customer journey across all the segments and are looking at opportunities that we have to bring the data associated with that into data repository and provide services -- strategic services around that. There are a host of other ones, but I would say that those are the big ones for 2020 and the most important thing is to carry the momentum that we're now generating in the back half into 2020 and just continue to win projects and managed services engagements at a higher rate as we grow that business.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

Great. And just by your comments, it sounds like you're expecting more combined deals in the pipeline? Is that a fair assumption?

Michael C. Willoughby
CEO & Director

That is a fair assumption. Especially in the SMB category, we're seeing a lot of really good success with midsized businesses that are starting to experience high growth, and they're just running into issues with whatever internal solution they may have assembled. And transitioning to our end-to-end platform and services really just helps them to very quickly solve a lot of technology and operational problems and power their growth. And then the other area where we've historically seen success and we've really tried to retarget our efforts this year is in the CPG manufacturers. CPG manufacturers often have no internal capabilities around retail, sales tax and order management and small package fulfillment. And we've targeted them on the PFS side over the past couple of years, but we've done some joint account planning and LiveArea and PFS together are targeting CPG manufacturers as we move into 2020. I really feel like there's a great opportunity there for us.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

Great. And then one final follow-up. Just in terms of, again, looking at 2020, I know you have the one pilot going for Fulfillment-as-a-Service, but is there anything else that you expect to occur in the near term?

Michael C. Willoughby
CEO & Director

So we expect both RetailConnect and CloudPick will be brought to market for sale to the entire market next year. We had conducted pilots for CloudPick this year. We were hoping that we would have a client commit to a production implementation before the holiday. And frankly just kind of ran out of time for the client to make that decision and deploy the solution. And so we've got a verbal commitment for them to deploy in 2020 for CloudPick. And then the pilot project that we're running during the holiday for RetailConnect is really the final step in making sure that, that solution is production ready. We'll be putting good volumes through the solution, 2 different store footprints, 2 different configurations of RetailConnect. So we feel like coming out of the holiday will have put the system through its paces and had a chance to respond to any real-world complications and be in a position to take it to market. So the focus in Q1 for both products is going to be to wrap up the productization steps that need to happen to make sure that our packaging of the solution is appropriate and it can be delivered into a client environment, which is a store stockroom for RetailConnect and some sort of a distribution environment for CloudPick and that we're in a position to support multiple clients in the field with technical support, ongoing operational support, billing, et cetera, and I hope and expect that the next call that we have in March that we'll have really good news to talk about as far as moving that solution into market and early commitments through the sales cycle for both products. But we're right there, ready to move the products into market and super excited about taking the next step in 2020.

Operator

[Operator Instructions] We will now take our next question from Kara Anderson of B. Riley FBR.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

I just wanted to kind of follow up on some of the prior questions. First, on the full end-to-end commerce offering that you said you're seeing some strength in. Has the number of end-to-end clients changed at all at this point?

Michael C. Willoughby
CEO & Director

The number of clients in production or the number of prospects in the pipeline?

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

In production.

Michael C. Willoughby
CEO & Director

Yes. I don't have the exact number, Kara. I'll try to look into that and get back with you. If you look at the deals that we won a handful of small deals last year and then the clients that we've onboarded this year, we would have seen a net increase in brands on the end-to-end solution, but I don't have the exact count. So I can get that and get that back to you.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Sounds great. And then on the SMB, can you provide any color around, I guess, the relative size of that business to your overall portfolio today?

Michael C. Willoughby
CEO & Director

So we haven't necessarily taken a look at the revenues and segmented them that way, although that's -- that would be a good exercise. So I'll take a note on that, and see if we can come back with some better color in the next call. I would say that as we look at SMB, on the PFS side, we're really looking at the M part of SMB, we're looking at mid-sized brands that have revenues between $5 million and $25 million is kind of the starting point, typically. There are some smaller start-up brands where you've got, say, a health and beauty brand that's backed by a celebrity that actually starts with 0 sales. We feel like a certain number of those bets are appropriate. But normally, what we're looking for is somebody who has an established business and it's growing, and they're just running into issues and headwinds associated with their internal infrastructure and business processes. And that's been more of the theme this year on the PFS side is engaging at that level. And we're really excited about that because if you actually have an established business that's starting to grow, and we can just help them to solve those problems and take the technology and operation stuff out of their way, growing with them is really exciting. On the LiveArea side of it, there's been, I think, a mix across the board. The opportunities that we're seeing in the back half, there are some very large businesses with very established e-commerce strategies that are either replatforming or that are on a platform and need us to help them to be more successful. So somebody's being disengaged from the account as we are engaging with them. And then there are some kind of SMB opportunities on some of these platforms like BigCommerce or Magento, where we need to monitor the platform and helping them grow. So it it certainly is, I think, the largest component by number of opportunities in our pipeline this year. I would say that the majority of the revenue on the LiveArea side is coming from the larger companies. And on the PFS side, the top line is almost all mid-sized brands, even if the brand is owned by a large company like a CPG manufacturer. So that's how I would characterize it. But we'll look to see if we can provide you with a more objective answer on the next call.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Got it. That's really helpful. And then the last one I wanted to ask about the 2020 outlook. Would you expect more margin improvement from your service fee gross margin or is it a bigger function of SG&A leverage? And then the second part of the question is, I mean, you're expecting about a 300 basis point margin contraction on a mid-single-digit revenue decline in 2020. So just wondering if it's possible to see more margin expansion on a similar revenue growth next year.

Thomas J. Madden
Executive VP & CFO

So on the gross margin side, as I take a look towards 2020, I do have an expectation right now that we should be either at or slightly improved in both business segments in terms of gross margin performance for next year. And because of the mix and the possibility of a somewhat stronger growth on the LiveArea side in terms of the total mix that -- and with that business generating a higher overall gross margin, my expectation on a consolidated standpoint is also for higher gross margin in the business. We should also hopefully obtain some leverage as well at the SG&A line as we're able to control costs and kind of continue our strong cost focus throughout the business in supporting the various business segments.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

And any comments on how quickly you think you can expand margins on that sort of mid- to high single-digit revenue growth expectation?

Michael C. Willoughby
CEO & Director

I think we would expect that to be the trend throughout the year. As Tom said, the revenue growth is somewhat back-loaded, especially with all the PFS engagements coming in. Normally, the LiveArea pattern is somewhat stronger first half than back half. So it will be interesting to see as we go through each quarter, especially based on LiveArea performance, what the impact on the EBITDA margins would be. But I think we'd expect to see that strengthening trend throughout the year.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
CEO & Director

Thank you, Ashlin. I'd like to thank everyone that attended the call this morning. We look forward to speaking with our investors and analysts at the LD Micro Conference and other opportunities we may have between now and the time we report our fourth quarter and full results next March. Until then, happy holidays. We look forward to a great peak, and look forward to talking at the next opportunity. Have a great day.

OperatorLadies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.
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